Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Names K. James Ehlen, M.D. as New Board Chair

SAINT PAUL, Minn. (June 9, 2008) — Angeion Corporation (NASDAQ: ANGN) today announced that Arnold Angeloni has retired from his position on the company’s board of directors, effective immediately, and that K. James Ehlen, M.D., has been named to replace Mr. Angeloni as board chair.  Dr. Ehlen, who has been a member of the Angeion board since August 2005, brings more than 27 years of experience in the medical industry field, both as a practicing physician in the area of endocrinology and metabolism, and as a corporate leader for several medical technology companies and medical affiliates where he was the chief executive officer at Medica, and one of the cofounders of the Allina Health System. He currently serves as chief executive officer for St. Paul, Minn. based Epien Medical.

Mr. Angeloni, who has served Angeion as its chair for seven years and has been a member of its board for eighteen years, has retired from the position in order to focus more of his attention on his duties as Chief Executive Officer and President of Northcott Hospitality International, as well as other corporate directors and business activities. “I have enjoyed serving the employees, customers, and shareholders of Angeion in this capacity, and continue to remain enthusiastic about Angeion’s future,” said Angeloni, “and I am confident that Dr. Ehlen will provide strong leadership to this vibrant company during its next stage of growth.”

“On behalf of the Angeion board and our entire team, I want to thank Arnold for his guidance and support as the company has evolved over the past eighteen years,” said Rodney A. Young, President and Chief Executive Officer of Angeion. “Under Arnold’s leadership as Chair, the company successfully underwent a financial restructuring, gained global presence in the cardio-pulmonary diagnostic market and recently experienced its highest revenue growth and profitability; his contributions are greatly appreciated.”

“At the same time, we look forward to Jim’s leadership and vision in his new role.  He has a proven track record of success in the medical industry broadly and continues to seek new ways to positively impact patient care and our health care system.  His expertise in this new role will be invaluable to our medical health and fitness business, as well as our shareholders as we execute Angeion’s new growth initiatives,” concluded Young.

Dr. K. James Ehlen has served as chair of two national organizations—the Health Forum Board and VHA Foundation Board. In addition to serving on the Angeion’s board of directors, he is currently on the board of other organizations including Respirtech Inc., Transoma Medical, Health Fitness Corporation, and Augustana Health System.  Dr. Ehlen is a long-standing member of the American College of Physician Executives.

Regarding his appointment, Dr. Ehlen said: “It’s very exciting to assume an expanded role on the Angeion board at this important time as the company advances many new technologies and programs for health improvement.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Contact:                                                   Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

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